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                                   EXHIBIT 99
                                 PRESS RELEASE


For Immediate Release
William B. Masterson
(414) 636-5793


               CASE CORPORATION SHAREHOLDERS APPROVE MERGER WITH
                                  NEW HOLLAND

Racine, Wisconsin (August 17, 1999)--Shareholders of Case Corporation (NYSE:CSE) approved the company's proposed merger with New Holland N.V. (NYSE:NH) at a special shareholders' meeting held today in Racine, Wisconsin. Approximately 99 percent of shareholders present and voting approved the merger. The number of shares voting for the merger represents approximately 71 percent of the total number of shares outstanding and entitled to vote.

The proposed merger between Case and New Holland was announced on May 17, 1999, and is expected to close in the fourth quarter of this year pending regulatory approval. Under the terms of the merger agreement, Case shareholders will receive $55 per share in cash.

"Together, Case and New Holland will create a $12 billion company that will reach more farm and construction equipment customers that any other company in the world," Jean-Pierre Rosso, Case chairman and chief executive officer, told shareholders. "The merged company will have the size and scope to benefit customers, employees, shareholders and other partners in ways that would be beyond the reach of either company alone."

Rosso will serve as chairman and chief executive officer of the merged company.

Case's and New Holland's product line strength, geographic sales distribution and business mix are highly complementary. The brands of both companies and the respective distribution networks will be maintained following the merger.

Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.